Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010
— Three-month revenue of $50 million, up 24% from 2009 —
— EBITDA of $21 million —
— Quarterly production up 4% from Q3 and 13% from Q1 2010 —
— Increasing production response from field enhancements —
Denver, Colorado — March 15, 2011 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported fourth quarter and full year financial and operating results for the period ended December 31, 2010.
“We are very pleased with our operational and financial performance for fiscal year 2010,” said Nicholas J. Sutton, Chairman and CEO of Resolute. “Production levels and development projects advanced according to plan. Notably, the combination of increasing production and elevated oil pricing has served to increase the Company’s EBITDA by almost 25 percent year over year. Fourth quarter production of 7,946 Boe per day was up thirteen percent from first quarter 2010, and up four percent from the third quarter. Oil response from the Aneth Unit Phases 1, 2 and 3 CO2 expansion project continued to drive solid production growth, and our fourth quarter work on Phase 4, as well as the McElmo Creek DC IIC project, give us confidence that we will continue to see strong results in 2011.
“We also had success during the year executing on our strategy to diversify our operations and production beyond Aneth Field. In Wyoming, our work in the Muddy sandstone in Hilight Field is progressing and, in addition, in the same area we recompleted two wells in the Mowry oil shale and we are on track to recomplete six more Mowry test wells in 2011. Although this project is still in an early phase, we are optimistic that the Mowry in Hilight Field holds significant opportunity, and we are dedicated to our development efforts in this area, particularly considering that we own 45,000 acres, all of which are held by production. The Mowry formation also is a focus project in the Big Horn Basin where we have 70,000 acres under lease in an area that is seeing increasing industry activity.
“In the first quarter of 2010 we successfully entered the Bakken oil trend in North Dakota, where we now have three wells completed and two wells waiting on completion. We expect that our activity in this area will accelerate in 2011 and we expect to exit the year with this area adding to both our production and to our reserves. Looking forward, we expect the Bakken to be a meaningful part of our overall production and reserve growth in 2012 and beyond.
“Finally, our balance sheet remains strong, providing us with ample liquidity to run the business and affording us the flexibility to execute on value adding activities as opportunities arise. We are very excited about the momentum we’ve created and are looking forward to the opportunities that 2011 holds for our business.”

Fourth Quarter and Annual Comparative Results
Under generally accepted accounting principles (“GAAP”), Resolute recorded a net loss of $10.5 million, or $(0.21) per share, on revenue of $49.8 million during the three months ended December 31, 2010, which included unrealized losses on derivative instruments of $21.4 million. This compares to a net loss of $21.6 million, or $(0.43) per share in the fourth quarter of 2009, which included unrealized losses on derivative instruments of $31.5 million.
For the year ended December 31, 2010, Resolute achieved net income of $6.2 million or $0.12 per diluted share, on revenue of $173.4 million which included unrealized losses on derivative instruments of $9.6 million. This compares to a net loss of $45.2 million, or $(0.93) per share in the 2009 period. The annual 2009 period includes $16.6 million in transaction costs related to the merger with Hicks Acquisition Company I, Inc. (“Hicks”) in September 2009 and $46.3 million in unrealized losses on derivative instruments.
For further information concerning the GAAP financial results, please refer to the Consolidated Statements of Operations presented in this press release.

Actual Fourth Quarter and Twelve Months 2010 Results Compared to Adjusted Pro Forma Fourth Quarter and Twelve Months 2009 Results

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ thousands, except per-Boe amounts) (1)
		Adjusted Pro Forma		Adjusted Pro Forma
Production (MBoe):
Aneth	563	497	2,074	1,962
Wyoming	166	162	653	752
Northern Rockies	2	—	3	—

Total production	731	659	2,730	2,714

Daily rate (Boe)	7,946	7,161	7,478	7,434
Revenue	$49,793	$40,146	$173,395	$127,760
Realized derivative settlements	(3,891)	(3,201)	(8,276)	11,246

Revenue, net of derivative settlements	45,902	36,945	165,119	139,006

Revenue per Boe (excluding realized derivative settlements)	$68.12	$60.93	$63.52	$47.08
Revenue per Boe (including realized derivative settlements)	62.79	56.08	60.49	51.21

Operating expenses:
Lease operating expense	13,060	15,273	51,618	49,935
Production and ad valorem taxes	6,213	5,365	24,151	18,828
General and administrative expense	7,711	5,368	19,440	12,823
Net income (loss)	$(10,527)	$(20,356)	$6,185	$(52,902)

EBITDA	$21,189	$11,171	$76,257	$61,294

(1)	The tables set forth historical data for the three and twelve months ended December 31, 2010, and adjusted pro forma financial results for the three and twelve months ended December 31, 2009. Resolute became a publicly traded entity through a merger transaction with Hicks, in which Hicks was treated as the acquirer for accounting purposes. Such pro forma data was prepared as if the merger with Hicks had closed on January 1, 2009. A complete reconciliation of these items to the GAAP presentation in the Company’s Form 10-K is presented in the Company’s press release dated March 24, 2010. The Company has included pro forma information for 2009 in order to assist in investors’ understanding of the unusual and complex GAAP financial presentation in the Company’s Form 10-K. The Company may not necessarily present this same level of disclosure on an ongoing basis.
EBITDA: During the fourth quarter of 2010, Resolute generated $21.2 million of EBITDA (a non-GAAP measure), or $28.99 per equivalent barrel of oil (“Boe”), a 90 percent increase over the prior year period. During the fourth quarter of 2009, Resolute generated $11.2 million of adjusted pro forma EBITDA, or $16.95 per Boe.

During 2010, Resolute generated $76.3 million of EBITDA or $27.93 per Boe, a 24 percent increase over the prior year results of $61.3 million of adjusted pro forma EBITDA, or $22.58 per Boe.
Production: Production for the quarter ended December 31, 2010, was 731 thousand Boe (“MBoe”) as compared to 659 MBoe for fourth quarter of 2009. Production increased 72 MBoe, or eleven percent, for the year-over-year quarter, as further explained below. Sequentially, production rose 29 MBoe, or four percent, over the third quarter of 2010.
Production for the year ended December 31, 2010, was 2,730 MBoe as compared to 2,714 MBoe for the year ended December 31, 2009. Production increased 16 MBoe, or one percent, from the prior year period.
Production from the Company’s Aneth Field properties grew materially in the fourth quarter due in part from the success of the DC IIC recompletion program. Production for 2010 was on track with the guidance issued by Resolute in March 2010 reflecting the success of the Company’s CO2 flood projects and recompletion programs, which more than offset the effect of natural production declines.
Production in Wyoming of 166 MBoe was consistent with the prior year quarter production of 162 MBoe and declined 99 MBoe, or thirteen percent, compared to the year ended December 31, 2009. The yearly comparative production decline was the result of the previously announced shut-in of approximately 2.5 million cubic feet per day of uneconomic coalbed methane production (29 MBoe for the year) and a compressor failure at the Western Gas Resources Hilight Plant in November of 2009. This failure resulted in a reduction in the plant’s ability to transport Resolute’s Wyoming gas production to market. Production was partially restored in February 2010, and full restoration occurred in September of 2010. Management estimates that the production constraints at the Hilight Plant resulted in a curtailment in production volumes of approximately 29.5 MBoe, or 81 Boe per day, during 2010. Production also reflects expected normal declines.
Revenue: For the quarter ended December 31, 2010, Resolute realized a 24 percent increase in adjusted revenue as compared to the prior year period as a result of increased production and commodity pricing. The Company had total adjusted revenue of $45.9 million for the fourth quarter of 2010, including the effect of realized losses on derivatives of $3.9 million. For the quarter ended December 31, 2009, Resolute had total pro forma adjusted revenue of $36.9 million, including the effect of realized losses on derivatives of $3.2 million.
For the year ended December 31, 2010, Resolute realized a nineteen percent increase in adjusted revenue as compared to the prior year. The Company had total adjusted revenue of $165.1 million during 2010, including the effect of realized losses on derivatives of $8.3 million. For the year ended December 31, 2009, Resolute had total pro forma adjusted revenue of $139.0 million, including the effect of realized gains on derivatives of $11.2 million, which does not incorporate a one-time, non-recurring loss of $12.5 million on a derivative settlement that was required by the Hicks transaction agreement. The increase in adjusted revenue resulted primarily from increased product pricing.

Operating Expenses: For the fourth quarter of 2010, total lease operating expenses decreased fourteen percent to $13.1 million versus fourth quarter 2009 pro forma lease operating expenses of $15.3 million, or $17.87 per Boe as compared to $23.18 per Boe in the prior year quarter. Total production taxes increased by $0.8 million, or sixteen percent, to $6.2 million, or $8.50 per Boe (twelve percent of revenue), as compared to $5.4 million, or $8.14 per Boe for the 2009 quarter (thirteen percent of revenue.)
During 2010, total lease operating expenses increased three percent to $51.6 million versus 2009 pro forma lease operating expenses of $49.9 million. On a unit basis, the 2010 result was $18.91 per Boe as compared to $18.40 per Boe in the prior year period. Total production taxes increased by $5.3 million, or 28 percent, to $24.2 million, or $8.85 per Boe (fourteen percent of revenue) as compared to $18.8 million, or $6.94 per Boe for the 2009 period (fifteen percent of revenue).
General and Administrative Expense: Resolute incurred general and administrative expense for the quarter ended December 31, 2010 of $7.7 million, or $10.55 per Boe, as compared to pro forma general and administrative expense of $5.4 million, or $8.14 per Boe, for the prior year quarter. The difference between 2010 and 2009 resulted from the following elements: inclusion of non-cash stock-based compensation expense, accrual of the Company’s short term incentive compensation plan, increased staffing and other costs associated with the Company’s growth plans and increased costs incurred as a direct result of becoming a public company. The non-cash stock-based compensation represented $2.2 million, or $2.94 per Boe, for the fourth quarter.
Resolute incurred general and administrative expense for the year ended December 31, 2010 of $19.4 million, or $7.12 per Boe, as compared to pro forma general and administrative expense of $12.8 million or $4.72 per Boe for the prior year period. The majority of the difference between 2009 and 2010 resulted from the increased employee compensation costs discussed above. The non-cash stock-based compensation represented $5.9 million, or $2.18 per Boe during 2010.
Capital Expenditures: During the fourth quarter of 2010 Resolute incurred approximately $31.3 million in capital expenditures. Of this amount, $3.5 million was related to the acquisition of CO2 to support the Company’s ongoing tertiary recovery projects. An additional $15.5 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth Unit CO2 expansion and other compression-related items. Additionally, Resolute incurred $1.4 million for leasehold acreage and $10.9 million for drilling in the Bakken trend of the Williston Basin.
During 2010, Resolute incurred approximately $78.4 million in capital expenditures. Of this amount, $12.9 million related to the acquisition of CO2 to support the Company’s ongoing tertiary recovery projects. An additional $31.1 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth Unit CO2 expansion and other compression-related items. Additionally, Resolute incurred $21.8 million and $12.6 million, respectively, for acreage acquisition and drilling in the Bakken trend of the Williston Basin. Resolute now holds interests in approximately 97,900 gross (33,400 net) acres in Williams and McKenzie Counties, North Dakota.

Operations Update
In Utah, oil response continues to increase in Aneth Unit phases 1, 2 and 3 of the CO2 expansion project, in conjunction with the ongoing vertical and horizontal conformance project to optimize fluid flow across the entire unit. Phase 4 of the Aneth Unit CO2 expansion project began during the fourth quarter of 2010 and will continue through 2011. In the McElmo Creek Unit, Resolute began recompleting the Desert Creek IIC subzone in early 2010, with notable increases in production. This recompletion program will carry on through 2011. Reservoir properties collected from these recompletions are being used to refine and optimize the plan to develop and flood the zone with CO2. The CO2 expansion also will involve construction and rebuilding of infrastructure to accommodate the incremental production. Among those projects is the rebuild of the Aneth Central Gas Plant, which will dehydrate and recover condensate from the recycled gas stream. In due course, the plant will be expanded to strip CO2 and hydrocarbon gas from the stream. The CO2 will be reinjected and recycled while the hydrocarbon gas will be sold. In the Ratherford Unit, the Company plans to drill two wells in the Desert Creek formation in 2011. In addition to delivering production, these wells are also expected to provide data to further analyze the best methods to optimize production and reserve potential in the Ratherford Unit.
In Wyoming, Resolute has prepared a multiyear development plan for the Company’s properties. At Hilight Field, the Company is continuing its Muddy refrac program with seven refracs completed during 2010 and 21 refracs scheduled to be completed between 2011 and 2013. In addition, the Company will continue with plans to test and develop the Mowry oil shale. In the Hilight area of the Powder River Basin the Company is collecting and analyzing results from two Mowry recompletion tests done in late 2010, and it has four additional recompletions on the schedule for 2011. In this area Resolute owns 45,000 acres, all of which is held by production. The Company also plans to test its Mowry-prospective area on its 70,000 acre position in the Big Horn Basin, an area seeing increasing industry activity directed at the Mowry.
In the Bakken, Resolute’s goal for 2010 was to drill five wells. These five wells were drilled and three wells have been completed and are being evaluated, while two are awaiting completion. Under the Company’s joint venture with GeoResources (NASDAQ: GEOI), the first well, drilled on a 640 acre spacing unit, is currently producing on pump. The well tested at a peak 24-hour production rate of approximately 685 BOPD, through a frac string, on a 29/64” choke and with a 39% oil cut. The second well has been fraced, with flowback to commence shortly, while the third well is scheduled to be fraced later this month. Pursuant to the farm-out agreement entered into with Marathon (NYSE: MRO), two wells have been drilled. The first well has been fraced and is undergoing clean-up operations while the second well is expected to be completed in April. For 2011, Resolute has allocated approximately $42 million for acreage acquisition, drilling and completion activities in this area, and expects to participate in drilling and completing as many as 20 gross, 5.1 net horizontal wells.
Resolute will continue to monitor its capital expenditures in relation to its cash flow and may adjust its activity and capital spending levels based on the performance of its drilling and recompletion program and other capital projects, changes in commodity prices, the cost of goods and services, alternative investment opportunities and other considerations. Such changes could be material.

RESOLUTE ENERGY CORPORATION
Consolidated Statements of Operations (1)
(in thousands, except per share data)

	Year Ended December 31,
	2010	2009
Revenue:
Oil	$152,953	$37,528
Gas	17,204	4,149
Other	3,238	739

Total revenue	173,395	42,416

Operating expenses:
Lease operating	51,618	16,185
Production and ad valorem taxes	24,151	5,807
Depletion, depreciation, amortization, and asset retirement obligation accretion	47,016	11,541
General and administrative	19,440	20,328
Write-off of deferred acquisition costs	—	3,500

Total operating expenses	142,225	57,361

Income (loss) from operations	31,170	(14,945)

Other income (expense):
Interest income	—	776
Interest expense, net	(4,855)	(1,538)
Realized and unrealized losses on derivative instruments	(17,842)	(49,514)
Other income	100	91

Total other income (expense)	(22,597)	(50,185)

Income (loss) before income taxes	8,573	(65,130)
Income tax benefit (expense)	(2,388)	19,887

Net income (loss)	$6,185	$(45,243)

Net income (loss) per common share:
Basic and Diluted	$0.12	$(0.93)
Weighted average common shares outstanding:
Basic	49,900	46,394
Diluted	50,475	46,394

(1)	Because Resolute became a publicly traded entity through a merger transaction with Hicks in which Hicks was treated as the acquirer for accounting purposes, financial performance metrics covering periods prior to completion of the merger on September 25, 2009, represent only those of Hicks, and do not include any operational oil and gas activity. Hicks did not generate any revenues other than interest income earned on the proceeds of its initial public offering.

Reconciliation of Net Income to EBITDA
In this press release, the term “EBITDA” is used. EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, gains and losses on the sale of assets, change in derivative fair value, unrealized loss on commodity derivative instruments and ceiling write-down of oil and gas properties. Resolute’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)
		Adjusted		Adjusted
	Actual	Pro Forma	Actual	Pro Forma
Net Income (loss)	$(10,527)	$(20,356)	$6,185	$(52,902)

Adjustments:
Interest	1,222	1,224	4,855	4,271
Taxes	(6,220)	(12,213)	2,388	(31,741)
Depletion, depreciation and amortization	13,094	10,871	47,016	40,356
Impairment	—	—	—	13,295
Stock-based compensation	2,236	138	6,247	3,736
Realized loss on early termination of derivative	—	—	—	12,500
Unrealized loss (gain) on derivatives	21,384	31,507	9,566	71,779

Total adjustments	31,716	31,527	70,072	114,196

EBITDA	$21,189	$11,171	$76,257	$61,294

Earnings Call Information
Resolute will host an investor call on today at 5:00 PM ET. To participate in the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 48662684. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through March 29, 2011 by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 48662684.
This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.ResoluteEnergy.com/inv_overview.html.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; future reserve growth; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; the construction and startup of compression and other gas facilities in our Aneth Field operations; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing of our Mowry acreage; and production from our Aneth Field properties, the Wyoming properties and on our Bakken acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston basin of North Dakota; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend and the Mowry shale in Wyoming; potential delays in the completion schedule of Resolute’s compression facility construction; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation
Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming and in Oklahoma. The Company also owns exploration properties in the Bakken trend of North Dakota, the Big Horn Basin in Wyoming and the Black Warrior Basin in Alabama.
# # #
HB Juengling
Vice President — Investor Relations
Resolute Energy Corporation
303-534-4600
hbjuengling@resoluteenergy.com
or
Josh Hochberg or Erica Bartsch
Sloane & Company
212-486-9500
jhochberg@sloanepr.com / ebartsch@sloanepr.com